CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-197641 and 333-188664) of Westbury Bancorp, Inc. of our report dated December 10, 2015, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Westbury Bancorp, Inc. for the year ended September 30, 2015.

/s/ RSM US LLP
Milwaukee, Wisconsin
December 10, 2015